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                                                           FOR IMMEDIATE RELEASE


                      AMERICAN BANK NOTE HOLOGRAPHICS SAYS
                           1998 FORM 10-K IS DELAYED

ELMSFORD, NY - April 15, 1999 - American Bank Note Holographics, Inc. (NYSE:
ABH) announced today that its annual report on Form 10-K for the year ended December 31, 1998 and the 1998 annual report to shareholders is delayed. The Company also anticipates that its report on Form 10-Q for the first quarter of 1999, which is due on May 17, 1999, will be delayed.

The Company's financial statements for the years ended December 31, 1997 and 1996 as well as the interim financial statements for each of the first three quarters of 1998 require restatement.

Kenneth Traub, President and Chief Operating Officer of the Company, said, "The new management of the Company has been working diligently to analyze all of the books and records of the Company and prepare restated financial statements that are in accordance with generally accepted accounting principles. Considering the time periods involved, the transition in personnel, and other factors, this is a substantial and time-consuming task. The Company's filings of its 10-K and 10-Q will continue to be delayed until the new management of the Company completes its work on restating the prior period financial statements, and the Company's independent auditors have issued their report."

The Company also reported that it has been notified by its commercial banks led by The Chase Manhattan Bank that events of default exist under the Company's Credit Agreement as a result of the financial statement misstatements and related matters disclosed in the Company's press releases of January 19, January 25 and February 1, 1999. As of April 15, 1999, the amount outstanding under this Credit Agreement is approximately $2.5 million, but the amount varies on a daily basis depending on the Company's working capital needs. The Company has entered into a letter agreement with the banks that imposes certain restrictions on borrowing including a maximum borrowing amount equal to the lesser of $4.5 million and a borrowing base formula calculated based on certain assets of the Company. The Company is currently negotiating an Amendment to the Credit Agreement with its bankers to permit continued borrowings under the Credit Agreement. There can be no assurance that the Company will be able to enter into such an Amendment.

The Company also disclosed that the Securities and Exchange Commission has initiated a formal investigation into the Company's previously disclosed financial statement misstatements.

Mr. Traub commented further, "The need to restate the Company's prior period financial statements has resulted in numerous issues and challenges for the Company. While the Company is addressing these issues as diligently as possible, the new management of the Company is committed to continuing to strengthen the Company's leadership position in its industry. I am pleased to report that we have been getting a great deal of support from our customers, suppliers, and employees during this transition period for the Company."

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American Bank Note Holographics is a world leader in the origination, production, and marketing of mass-produced secure holograms, based on its significant market share. The Company's holograms are used for security applications, such as counterfeiting protection for credit and other transaction cards, identification cards and documents of value, as well as for tamper resistance and authentication of high-value consumer and industrial products.

Certain matters in this press release contain forward looking statements that involve risk and uncertainties including, but not limited to, future revenues, earnings prospects and the Company's ability to execute its business plan. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that anticipated results will occur.

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Contacts:

American Bank Note Holographics, Inc.    Robinson Lerer & Montgomery
Kenneth H. Traub                         Walter Montgomery
President                                Media and Investor Relations Counsel
914-592-2355                             212-484-6721